FOR RELEASE OCTOBER 29, 1999
FOR MORE INFORMATION CONTACT:
John Wilcox, Financial Reporting - (360) 679-4181
Joe Sexton, Corporate Relations - (360) 679-4181

               INTERWEST BANCORP, INC. QUARTERLY FINANCIAL RESULTS

         OAK HARBOR, WA - OCTOBER 29, 1999 - InterWest Bancorp, Inc. (Nasdaq:
IWBK) (InterWest Bancorp) today announced net income of $5.8 million for the quarter ended September 30, 1999, compared to net income of $7.3 million for the quarter ended June 30, 1999 and $7.4 million for the quarter ended September 30, 1998. This decrease in net income is primarily due to a decrease in gains on the sale of loans and loan servicing rights, which is partially offset by an increase in net interest income. Net income was $27.9 million for the year ended September 30, 1999, compared to net income of $27.7 million for the year ended September 30, 1998, excluding merger-related charges.


HIGHLIGHTS QUARTER AND YEAR ENDED SEPTEMBER 30, 1999


- DILUTED NET INCOME PER SHARE WAS $0.37 AND $1.74 for the quarter and year ended September 30, 1999 compared to $0.46 and $1.72 for the quarter and year ended September 30, 1998.

- RETURN ON AVERAGE SHAREHOLDERS' EQUITY WAS 16.00 PERCENT for the year ended September 30, 1999 compared to 16.62 percent for the year ended September 30, 1998.

- NET INTEREST MARGIN WAS 3.74 PERCENT for the quarter ended September 30, 1999 compared to 3.63 percent for the quarter ended June 30, 1999, and 3.51 percent for the quarter ended September 30, 1998. Net interest margin was
     3.64 percent for the year ended September 30, 1999 compared to 3.52 percent for the year ended September 30, 1998.

- COMMERCIAL LOAN GROWTH. Commercial real estate and commercial loan balances outstanding increased by $216.3 million, representing 45.5 percent growth since September 30, 1998. Commercial real estate and commercial loans represent 43.0 percent of the loan portfolio as of September 30, 1999 compared to 32.3 percent as of September 30, 1998.

- ACQUISITIONS. InterWest Bancorp completed the acquisition of NBT Northwest Bancorp of Tukwila, Washington and its subsidiary, National Bank of Tukwila on October 1, 1999. InterWest Bancorp announced the signing of a definitive agreement to acquire Liberty Bay Financial Corporation of Poulsbo, Washington and its subsidiary, North Sound Bank on September 14, 1999.

         *Financial information for the year ended September 30, 1998, excludes nonrecurring merger-related charges of $5.1 million, net of tax.


         "Our net income has decreased due to rising interest rates which has reduced opportunities to originate and sell single-family mortgage loans. However, we have partially compensated for the decrease in gains on the sale of loans through growth in commercial lending which has enabled us to increase our net interest income," said Stephen M. Walden, President and Chief Executive Officer. "The recently completed acquisition of National Bank of Tukwila, the proposed acquisition of North Sound Bank and the opening of a branch office in Olympia further reflect our commitment to commercial banking and growth within the state of Washington" Walden added.

         On September 14, 1999, InterWest Bancorp announced the signing of a definitive agreement to acquire Liberty Bay Financial Corporation (Liberty) of Poulsbo, Washington and its subsidiary, North Sound Bank. North Sound Bank operates eight branch offices located on the Olympic Peninsula in Washington state. Liberty had total consolidated assets of $187.9 million and shareholders' equity of $20.2 million as of September 30, 1999. The transaction is structured such that shareholders of Liberty will receive 11 shares of InterWest Bancorp common stock for each share of Liberty common stock if the average price of InterWest Bancorp common stock for a short period of time before closing is more than $21 per share. If the average price of InterWest Bancorp common stock for a short period of time before closing is between $20 and $21 per share, the shareholders of Liberty will receive shares of InterWest Bancorp common stock with a value of $231 for each share of Liberty common stock. It is anticipated that the merger will be completed during the first calendar quarter of 2000, following the approval of applicable regulatory authorities and the shareholders of Liberty. The transaction will be accounted for using the purchase method.

         On October 1, 1999, InterWest Bancorp completed the acquisition of NBT Northwest Bancorp (NBT) and its wholly owned subsidiary, National Bank of Tukwila. Under the terms of this transaction,

NBT merged into InterWest Bancorp and National Bank of Tukwila became a subsidiary of InterWest Bancorp. National Bank of Tukwila operates one office in south King County. Each share of NBT common stock was exchanged for 0.88 shares of InterWest Bancorp common stock. At the merger date NBT had total consolidated assets of $53.0 million and shareholders' equity of $4.9 million. The transaction has been accounted for using the purchase method.

         As of September 30, 1999, InterWest Bancorp was the holding company for three wholly owned banking subsidiaries: InterWest Bank, Pacific Northwest Bank, and Kittitas Valley Bank, N.A. The discussion and analysis included in this document is presented for the consolidated financial statements of InterWest Bancorp and subsidiaries, which is collectively defined as InterWest.

NET INTEREST MARGIN

         InterWest's net interest margin was 3.64 percent for the year ended September 30, 1999; an increase from 3.52 percent for the year ended September 30, 1998. Several factors have influenced the increase in net interest margin.

         Net interest margin increased primarily as a result of a decrease in the cost of funds. The cost of funds was reduced due to changes in the mix of the deposit base, deposit product pricing initiatives and a decrease in the cost of borrowed funds. The deposit base changed with increases in the balances of non-interest bearing and interest-bearing transaction deposit accounts and a decrease in balances of certificates of deposit, which was accomplished through focused sales efforts. The effect that the decrease in the cost of funds had on net interest margin was partially offset by a decrease in the yield earned on loans, securities and other interest-earning assets compared to the prior year.

         During the second half of fiscal year 1999 rising interest rates and a flat yield curve have continued to put pressure on net interest margin expansion. However, InterWest's net interest margin increased to 3.74 percent for the quarter ended September 30, 1999, compared to 3.63 percent for the quarter ended June 30, 1999. This has been accomplished primarily by changing the composition of the loan portfolio with increased emphasis on higher yielding commercial lending.

RESULTS OF OPERATIONS

         Net income was $5.8 million for the quarter ended September 30, 1999, compared to $7.3 million for the quarter ended June 30, 1999, and $7.4 million for the quarter ended September 30, 1998. This decrease in net income is primarily due to a decrease in gains on the sale of loans and loan servicing rights, which is partially offset by an increase in net interest income. Net income for the year ended September 30, 1999 was $27.9 million compared to $27.7 million for the year ended September 30, 1998. Net income for the year ended September 30, 1998, does not include nonrecurring merger-related charges of $5.1 million, net of tax.

         Net interest income before provision for losses on loans was $21.9 million for the quarter ended September 30, 1999, compared to $20.6 million for the quarter ended June 30, 1999, and $20.2 million for the quarter ended September 30, 1998. Net interest income before provision for losses on loans was $84.2 million for the year ended September 30, 1999, compared to $78.8 million for the year ended September 30, 1998. The increase in net interest income is due to an increase in interest-earning assets and an increase in net interest margin.

         The provision for losses on loans was $2.0 million for the year ended September 30, 1999, compared to $2.8 million for the year ended September 30, 1998. The provision for losses on loans for the year ended September 30, 1998 included a $1.1 million merger-related provision for losses on loans.

         Non-interest income was $4.8 million for the quarter ended September 30, 1999, compared to $8.1 million for the quarter ended June 30, 1999, and $7.9 million for the quarter ended September 30, 1998. The decrease in non-interest income from the quarter ended June 30, 1999 was primarily due to the sale of mortgage servicing rights for $530 million of fixed-rate single family mortgages that resulted in a gain of $2.8 million during the quarter ended June 30, 1999.

         During the six months ended September 30, 1999, long-term interest rates have increased and single-family lending volumes have decreased, and as a result sales of single-family mortgage loans have declined as compared to recent periods. The decrease in single-family mortgage loan sales has caused non-interest income to decrease compared to the quarter ended September 30, 1998.

         Non-interest income was $28.4 million for the year ended September 30, 1999, compared to $26.5 million for the year ended September 30, 1998. The increase in non-interest income is primarily due to the acquisition of Kittitas Valley Bank, N.A. (KVB) and increased investment product fees and insurance commissions earned by InterWest Bank's nonbank subsidiaries: InterWest Financial Services, Inc. and InterWest Insurance Agency, Inc. Non-interest income from KVB totaled $0.7 million for the year ended September 30, 1999.

         Non-interest expense was $17.5 million for the quarter ended September 30, 1999, compared to $17.0 million for the quarter ended June 30, 1999, and $16.2 million for the quarter ended September 30, 1998. Non-interest expense was $68.1 million for the year ended September 30, 1999, compared to $61.5 million (excluding merger-related charges of $5.5 million) for the year ended September 30, 1998. The increase in non-interest expense for the quarter and year ended September 30, 1999, compared to the quarter and year ended September 30, 1998, was primarily due to the acquisition of KVB and higher compensation and employee benefits expense. Non-interest expenses associated with KVB totaled $2.3 million (including goodwill amortization) for the year ended September 30, 1999. Excluding KVB expenses, non-interest expense has increased by seven percent compared to the prior year.

         Compensation and employee benefits were $9.8 million for the quarter ended September 30, 1999, compared to $9.1 million for the quarter ended June 30, 1999, and $8.9 million for the quarter ended September 30, 1998. Compensation and employee benefits were $37.5 million for the year ended September 30, 1999, compared to $32.6 million for the year ended September 30, 1998. The increase from the respective periods one year ago was primarily due to the focus on commercial banking growth and the acquisition of KVB. Compensation expense also increased due to higher lending volumes and transaction account deposit growth, which increased compensation resulting from variable compensation plans.

         The operating efficiency ratio was 65.5 percent for the quarter ended September 30, 1999, compared to 59.1 percent for the quarter ended June 30, 1999, and 57.5 percent for the quarter ended September 30, 1998. The operating efficiency ratio was 60.5 percent for the year ended September 30,

1999 compared to 58.4 percent (excluding merger-related charges) for the year ended September 30, 1998.

         Income tax expense was $14.6 million for the year ended September 30, 1999, compared to $12.8 million for the year ended September 30, 1998. The effective tax rate was 34.4 percent for the year ended September 30, 1999, compared to 36.2 percent for the year ended September 30, 1998. The higher effective tax rate for 1998 was primarily due to certain merger-related charges incurred during 1998 that were not deductible for federal income tax purposes.

FINANCIAL CONDITION

         InterWest's total consolidated assets were $2.57 billion as of September 30, 1999, compared to $2.47 billion as of June 30, 1999, and $2.45 billion as of September 30, 1998.

         Loans receivable were $1.56 billion as of September 30, 1999, compared to $1.39 billion as of June 30, 1999, and $1.36 billion as of September 30, 1998. During the year ended September 30, 1999, the principal balances outstanding of commercial real estate, real estate construction, commercial and agricultural loans increased by $286.3 million. These increases were offset by a decrease in single-family residential mortgage loans outstanding as a result of loan sales during the first half of the fiscal year. InterWest will continue to emphasize growth in commercial real estate and business lending.

         Commercial real estate mortgage loans outstanding increased $144.7 million from September 30, 1998, representing an annualized growth rate of 56.1 percent. As of September 30, 1999, outstanding commercial real estate loans represented 25.0 percent of total gross loans compared to 17.5 percent as of September 30, 1998.

         Real estate construction loans outstanding increased $63.7 million from September 30, 1998, representing an annualized growth rate of 35.0 percent. As of September 30, 1999, outstanding real estate construction loans represented
15.3 percent of total gross loans compared to 12.3 percent as of September 30, 1998.

         Commercial loans balances outstanding increased $71.6 million from September 30, 1998, representing an annualized growth rate of 32.9 percent. As of September 30, 1999, outstanding commercial loans represented 18.0 percent of total gross loans compared to 14.8 percent as of September 30, 1998.

         Single-family residential mortgage loans decreased $179.1 million from September 30, 1998. As of September 30, 1999, single-family residential mortgage loans represented 27.9 percent of total gross loans compared to 42.5 percent as of September 30, 1998. This decrease was due to an increase in loan sales during the first half of fiscal year 1999 and increased emphasis on commercial lending. Due primarily to rising interest rates, loan sales have declined during the second half of fiscal year 1999.

         Total liabilities were $2.41 billion as of September 30, 1999, compared to $2.30 billion as of June 30, 1999, and $2.28 billion as of September 30, 1998.

         Non-interest bearing deposits were $197.7 million as of September 30, 1999, compared to $188.3 million as of June 30, 1999 and $178.6 million as of September 30, 1998. Non-interest bearing deposits represented 12.6 percent of total deposits as of September 30, 1999, compared to 12.2 percent of total deposits as of June 30, 1999, and 11.4 percent as of September 30, 1998.

         Interest-bearing transaction accounts (which includes interest-bearing checking, money market and savings accounts) were $548.4 million as of September 30, 1999, compared to $555.8 million as of June 30, 1999, and $539.2 million as of September 30, 1998. Interest bearing transaction accounts represented 34.7 percent of total deposits as of September 30, 1999, compared to 36.0 percent of total deposits as of June 30, 1999, and 34.5 percent as of September 30, 1998.

         Certificates of deposit totaled $832.8 million as of September 30, 1999, compared to $800.6 million as of June 30, 1999, and $847.0 million as of September 30, 1998. Certificates of deposit represented 52.7 percent of total deposits as of September 30, 1999, compared to 51.8 percent of total deposits as of June 30, 1999, and 54.1 percent as of September 30, 1998.

         Management is continuing to pursue initiatives to increase the percentage of non-interest bearing deposits and interest bearing transaction deposits relative to certificates of deposit. This activity should increase net interest income and service fee revenue while building customer relationships. As of September 30, 1999, 47.3 percent of InterWest's deposits were transaction accounts, compared to 48.2 percent as of June 30, 1999, and 45.9 percent as of September 30, 1998.

SHAREHOLDERS' EQUITY

         On January 20, 1999, the Board of Directors of InterWest Bancorp authorized the repurchase of up to 5 percent of InterWest Bancorp's outstanding shares of common stock in the open market over the next twelve months. During the year ended September 30, 1999, InterWest Bancorp repurchased 521,500 shares, or 3.3 percent of the total number of shares outstanding, at a total price of $11.9 million. InterWest's total shareholders' equity was $165.3 million as of September 30, 1999, a decrease from $171.7 million as of September 30, 1998. Book value per share also decreased to $10.71 as of September 30, 1999 compared to $10.97 as of September 30, 1998. The decrease in shareholders' equity and book value per share was due to an increase in the unrealized loss on securities available for sale of $15.3 million, net of tax, due to rising interest rates, common stock repurchases and dividends paid to shareholders. The decrease in shareholders' equity was partially offset by net income and proceeds received from the exercise of common stock options. For the quarter ended September 30, 1999, InterWest declared dividends of $0.14 per share, consistent with the previous four quarters.

ASSET QUALITY

         Total non-performing assets were $14.5 million or 0.56 percent of total assets as of September 30, 1999, compared to $16.2 million or 0.65 percent of total assets as of June 30, 1999, and $15.8 million or 0.64 percent as of September 30, 1998. Non-accrual loans were $10.9 million as of September 30, 1999, compared to $10.5 million as of June 30, 1999, and $8.2 million as of September 30, 1998. Real estate owned through foreclosure was $3.6 million as of September 30, 1999, compared to $5.6 million as of June 30, 1999, and $7.6 million as of September 30, 1998. The decrease in real estate owned through foreclosure is due to sales activity during the fiscal year in excess of new foreclosures on real estate mortgage loans.

         InterWest's allowance for losses on loans was $14.1 million or 0.90 percent of loans receivable as of September 30, 1999, compared to $13.8 million or 0.99 percent of loans receivable as of June 30, 1999, and $13.2 million or
0.96 percent of loans receivable as of September 30, 1998. The allowance for losses on loans was 129.6 percent of non-accrual loans as of September 30, 1999, as compared to 131.2 percent as of June 30, 1999, and 161.1 percent as of September 30, 1998. Net loan charge-offs were $1.1 million or 0.08 percent of the average balance of loans outstanding for the year ended September 30, 1999. The allowance for losses on loans is maintained at a level sufficient to provide for estimated losses based on the evaluation of known and inherent risks in the loan portfolio and upon management's continuing analysis of the factors underlying the quality of the loan portfolio.

         As of the current date, InterWest Bancorp conducts its financial service business through the 56 branch offices of its banking subsidiaries:
InterWest Bank, Pacific Northwest Bank, Kittitas Valley Bank, N.A. and National Bank of Tukwila. A full range of non-traditional financial products are available through InterWest Financial Services Inc. and insurance products are provided through InterWest Insurance Agency, Inc., which are subsidiaries of InterWest Bank.

         In this document, InterWest has included certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. This statement is for the express purpose of availing InterWest of the protections of such safe harbor with respect to all "forward looking statements". InterWest has used "forward looking statements" to describe future plans and strategies including expectations of InterWest's future financial results. Management's ability to predict results or the effect of future plans and strategy is inherently uncertain. Factors that could effect results include interest rate trends, the general economic climate in Washington state and the country as a whole, loan delinquency rates, and changes in federal and state regulation. These factors should be considered in evaluating the "forward looking statements" and undue reliance should not be placed on such statements.

                       INTERWEST BANCORP AND SUBSIDIARIES

                           Financial Data (unaudited)
            (Dollars in thousands except per share and share amounts)



                                                        QUARTER ENDED                            YEAR ENDED
                                                        -------------                            ----------
                                         SEPT. 30, 1999    JUNE 30, 1999    SEPT. 30, 1998   SEPT. 30, 1999    SEPT. 30, 1998
                                         --------------    -------------    --------------   --------------    --------------
FINANCIAL RATIOS:

BEFORE NONRECURRING
EXPENSES:

Return on average assets                          0.92%             1.20%            1.21%             1.12%             1.16%

Return on average equity                         13.33%            16.81%           17.42%            16.00%            16.62%

Efficiency ratio                                 65.52%            59.14%           57.49%            60.53%            58.40%

AFTER NONRECURRING
EXPENSES:

Return on average assets                          0.92%             1.20%            1.21%             1.12%             0.95%

Return on average equity                         13.33%            16.81%           17.42%            16.00%            13.58%

Efficiency ratio                                 65.52%            59.14%           57.49%            60.53%            63.62%

NET INTEREST MARGIN

Total yield on earnings assets                    7.89%             7.69%            7.97%             7.76%             8.05%

Total cost of funds                               4.18%             4.11%            4.54%             4.18%             4.62%

Net interest spread                               3.71%             3.58%            3.43%             3.58%             3.43%

Net interest margin                               3.74%             3.63%            3.51%             3.64%             3.52%

ALLOWANCE FOR LOSSES
ON LOANS

Balance at beginning of period                 $13,803           $13,506          $12,750           $13,224           $11,104

Provision for losses on loans                      502               500              441             2,000             1,707

Provision pursuant to merger                        --                --               --                --             1,100

Provision acquired                                  --                --              295                --               295

Pooling adjustment                                  --                --               --                --               (76)

Loans charged off, net of                         (182)             (203)            (262)           (1,101)             (906)
  recoveries                                   -------           -------          -------           -------           -------

Balance at end of period                       $14,123           $13,803          $13,224           $14,123           $13,224


                                        SEPT. 30, 1999               JUNE 30, 1999            SEPT. 30, 1998
                                        --------------               -------------            --------------
Book value per share                            $10.71                  $    11.29                 $    10.97

Equity to assets                                  6.42%                       7.14%                      7.01%

DEPOSITS                                                   %                           %                          %

Non-interest bearing                        $  197,732     12.6         $  188,329     12.2        $  178,625     11.4

Interest-bearing checking                      171,578     10.9            163,985     10.6           162,051     10.4

Money market                                   273,537     17.3            288,716     18.7           267,953     17.1

Savings                                        103,306      6.5            103,131      6.7           109,148      7.0

Certificates of deposit                        832,796     52.7            800,626     51.8           847,048     54.1
                                               -------     ----            -------     ----           -------     ----

Total                                       $1,578,949                  $1,544,787                 $1,564,825

LOAN PORTFOLIO

Real estate mortgage loans

   Single-family residential                $  448,068     27.9         $  425,623     29.5        $  627,191     42.5

   Multi-family residential                     74,223      4.6             60,371      4.2            62,948      4.3

   Commercial                                  402,580     25.0            341,077     23.7           257,906     17.5

Real estate construction                       245,690     15.3            203,293     14.1           182,020     12.3

Consumer loans                                  97,153      6.0             89,592      6.2            81,386      5.5

Commercial loans                               289,185     18.0            267,249     18.6           217,546     14.8

Agricultural loans                              51,961      3.2             53,302      3.7            45,637      3.1
                                                ------      ---             ------      ---            ------      ---
                                             1,608,860                   1,440,507                  1,474,634
Less:

   Loans held for sale                          23,138                      33,177                     93,125

   Allowance for losses on
        loans                                   14,123                      13,803                     13,224

   Deferred loan fees and
        discounts                               10,015                       8,425                      9,235
                                                ------                       -----                      -----

   Total loans receivable                   $1,561,584                  $1,385,102                 $1,359,050

Allowance for losses on
loans as a percentage of:

    Total loans receivable                        0.90%                       0.99%                      0.96%

    Non-accrual loans                           129.58%                     131.18%                    161.07%
-----------------------------------------------------------------------------------------------------------------------


                                            SEPT. 30, 1999      JUNE 30, 1999     SEPT. 30, 1998
                                            --------------      -------------     --------------

NON-PERFORMING ASSETS

Non-accrual loans                             $   10,899         $   10,522         $    8,210

Real estate owned through                          3,560              5,647              7,553
foreclosure                                   ----------         ----------         ----------

Total non-performing assets                   $   14,459         $   16,169         $   15,763

Percent of total assets                             0.56%              0.65%              0.64%

CONSOLIDATED STATEMENTS OF FINANCIAL
CONDITION

ASSETS

Cash and cash equivalents:

      Non-interest bearing                    $   70,623         $   67,588         $   74,018

      Interest bearing                            10,471              6,079            107,404

Federal funds sold                                    --             17,800             19,863

Securities available for sale, at fair           700,550            751,937            574,346
value

Securities held to maturity                       70,692             72,869             87,262

Loans receivable, net                          1,561,584          1,385,102          1,359,050

Loans held for sale                               23,138             33,177             93,125

Interest receivable                               15,962             15,034             14,991

Real estate held for sale and for                  8,260              9,663             11,996
development

FHLB stock, at cost                               42,536             41,773             37,496

Premises and equipment, net                       54,132             54,516             50,314

Intangible assets                                 11,999             12,138             14,026

Other assets                                       4,999              6,482              3,957
                                              ----------         ----------         ----------

Total assets                                  $2,574,946         $2,474,158         $2,447,848



                                   SEPT. 30, 1999       JUNE 30, 1999      SEPT. 30, 1998
                                   --------------       -------------      --------------
LIABILITIES

Non-interest bearing deposits              $   197,732         $   188,329         $   178,625

Interest-bearing deposits                    1,381,217           1,356,458           1,386,200
                                           -----------         -----------         -----------
Total deposits                               1,578,949           1,544,787           1,564,825

FHLB advances                                  682,238             581,554             546,033

Securities sold under
agreements to repurchase                       131,972             131,472             128,613

Other borrowings                                 3,700              22,349               7,744

Other liabilities                               12,781              17,450              28,981
                                           -----------         -----------         -----------

Total liabilities                            2,409,640           2,297,612           2,276,196

SHAREHOLDERS' EQUITY

Common stock, no par value                          --                  --                  --

Paid in capital                                 26,127              31,435              36,512

Retained earnings                              158,828             155,216             139,781

Debt related to ESOP                            (3,608)             (3,935)             (3,935)

Net unrealized loss on securities
available for sale                             (16,041)             (6,170)               (706)
                                           -----------         -----------         -----------
Total shareholders' equity                     165,306             176,546             171,652
                                           -----------         -----------         -----------
Total liabilities and shareholders'        $ 2,574,946         $ 2,474,158         $ 2,447,848
equity


                                                     QUARTER ENDED                               YEAR ENDED
                                                     -------------                               ----------
                                      SEPT. 30, 1999     JUNE 30, 1999   SEPT. 30, 1998    SEPT. 30, 1999       SEPT. 30, 1998
                                      --------------     -------------   --------------    --------------       --------------
CONSOLIDATED STATEMENT
OF OPERATIONS

INTEREST INCOME

Loans receivable                             $32,826           $30,190          $32,879          $126,482             $127,472

Securities available for sale                 12,237            11,495           10,825            45,403               43,996

Securities held to maturity                    1,096             1,247            1,037             4,995                5,595

Other                                             58               771            1,193             2,779                3,216
                                                  --               ---            -----             -----                -----
Total interest income                         46,217            43,703           45,934           179,659              180,279


                                SEPT. 30, 1999    JUNE 30, 1999    SEPT. 30, 1998   SEPT. 30, 1999   SEPT. 30, 1998
                                --------------    -------------    --------------   --------------   --------------
INTEREST EXPENSE

Deposits                                13,773           13,476            15,375           55,416           60,841

FHLB advances and other
   borrowings                            8,582            7,705             8,435           32,467           31,468

Securities sold under
   agreements to repurchase              1,919            1,878             1,888            7,597            9,174
                                       -------          -------           -------          -------          -------
Total interest expense                  24,274           23,059            25,698           95,480          101,483
Net interest income before
   provision for losses on
   loans                                21,943           20,644            20,236           84,179           78,796

Provision for losses on loans              502              500               441            2,000            2,807
                                       -------          -------           -------          -------          -------
Net interest income after
   provision for losses on
   loans                                21,441           20,144            19,795           82,179           75,989

NON-INTEREST INCOME

Gain on sale on loans                      338              407             3,780            8,095           10,421

Gain on sale of loan
servicing rights                            --            2,798                --            2,798               --

Service fees                             2,851            3,224             2,904           11,575           10,987

Investment product fees and
insurance commissions                      959              850               557            3,125            2,130

Gain (loss) on sale of
securities available for sale               --               (2)              163               72              813

Other                                      688              867               502            2,743            2,122
                                       -------          -------           -------          -------          -------
Total non-interest income                4,836            8,144             7,906           28,408           26,473

NON-INTEREST
EXPENSE

Compensation and                         9,759            9,068             8,878           37,486           32,636
employee benefits

General and administrative               4,014            3,900             3,399           15,580           14,225

Occupancy                                2,530            2,435             2,250            9,595            8,893

Data processing                          1,200            1,111               915            4,599            3,766

Loss from real estate write-
downs and operations                        43              511               737              887            1,957


                              SEPT. 30, 1999   JUNE 30, 1999   SEPT. 30, 1998   SEPT. 30, 1999   SEPT. 30, 1998
                              --------------   -------------   --------------   --------------   --------------
Merger related charges                   --               --               --               --            5,495
                                    -------          -------          -------          -------          -------

Total non-interest expense           17,546           17,025           16,179           68,147           66,972

Income before federal
income taxes                        $ 8,731          $11,263          $11,522          $42,440          $35,490

FEDERAL INCOME TAX
EXPENSES                              2,941            3,929            4,115           14,585           12,848
                                    -------          -------          -------          -------          -------

NET INCOME                          $ 5,790          $ 7,334          $ 7,407          $27,855          $22,642

BASIC NET INCOME PER                $  0.37          $  0.47          $  0.47          $  1.78          $  1.45
SHARE

DILUTED NET INCOME                  $  0.37          $  0.46          $  0.46          $  1.74          $  1.40
PER SHARE

BEFORE MERGER
RELATED CHARGES:

NET INCOME                          $ 5,790          $ 7,334          $ 7,407          $27,855          $27,719

BASIC NET INCOME PER                $  0.37          $  0.47          $  0.47          $  1.78          $  1.77
SHARE

DILUTED NET INCOME                  $  0.37          $  0.46          $  0.46          $  1.74          $  1.72
PER SHARE


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